Exhibit 99.1

HANMI FINANCIAL CORP. ANNOUNCES 1ST QUARTER OF 2003 RESULTS

NET INCOME OF $4.2 MILLION, OR $0.30 DILUTED EPS

TOTAL ASSETS GREW OVER $1.5 BILLION MILE STONE

LOS ANGELES, April 17, 2003 (BUSINESS WIRE) — Hanmi Financial Corporation (the “Company”) (NASDAQ:HAFC), the holding company for Hanmi Bank (the “Bank”), today announced the (unaudited) results of its operations for the first quarter ended March 31, 2003. Net income for the quarter ended March 31, 2003 was $4.2 million, an increase of 2.8% from the same quarter in 2002 net income of $4.1 million. On an earnings-per-share basis, for the first quarter of 2003, diluted earnings per share were $0.30, up 2.7% from the $0.29 reported in the prior-year first quarter.

QUARTER HIGHLIGHTS

•	Total assets surpassed $1.5 billion during the first quarter of 2003, which represented 27% increase compared to $1.2 billion at March 31, 2002.

•	Loans surpassed $1 billion during the first quarter of 2003.

•	Net loans increased by 20.1% or $173.1 million to $1.0 billion compared to $860.9 million at March 31, 2002.

•	First quarter 2003 net income increased 2.8% to $4.2 million compared to $4.1 million during the same quarter a year ago.

•	On an earnings-per-share basis, first quarter 2003 net income was $0.30 per diluted share, an increase of 2.7%, over $0.29 per diluted share a year ago.

•	Service charges on deposits increased by 12.7% to $2.5 million from $2.2 million during the same quarter a year ago.

•	Non-interest income increased by 4% over the comparable quarter a year ago.

•	New branch was opened in Silicon Valley in February 2003.

“I am very pleased to report that on April 15, 2003 we paid our first quarterly cash dividend of $0.10 per share, based on our consistent earnings. We also continue to show strong balance sheet growth and our two new Torrance and Silicon Valley branches already show early signs of success. I believe, our continued organic growth trend, under current geopolitical and economic environment, is a tangible sign that Hanmi continues to grow to the next level.” said Chung Hoon Youk, President and CEO. “I am confident that Hanmi is well-positioned to show significant net income growth when current interest margin compression is relieved,” continued Youk.

Net interest income before provision for loan losses

Net interest income before provision for loan losses of $12.1 million for the first quarter of 2003 increased by $945,000, or 8.4%, compared to $11.2 million during the same quarter a year ago. The increase in net interest income was primarily due to an increase of average interest-earning assets over average interest bearing liabilities. The net interest margin was 3.48% for the first quarter of 2003.

Average interest-earning assets increased $305.6 million or 28.1% over last year’s first quarter and provided an additional $1.3 million of interest income compared to the same quarter in prior year. The majority of this growth was funded by $260.5 million increase in average deposits and $24 million increase in average borrowings.

Average interest-bearing deposits increased $199.8 million or 25.9% over last year’s first quarter, but the interest expense increased only $384,000. Interest expense increased $1.1 million due to increase in volume, but mitigated by $768,000 due to decrease in interest rate.

Provision for Loan Losses

The provision for loan losses represents the charge against current earnings that is determined by management, through a disciplined credit review process, as the amount needed to maintain an allowance that is sufficient to absorb loan losses inherent in the Company’s loan portfolio. In view of the still uncertain economic picture, and the additional inherent risk resulting from the overall increase of our loan portfolio, we increased the allowance for loan losses by $873,000 to $13.1 million from the quarter ended December 31, 2002. The provision for loan losses was $1.2 million in the first quarter of 2003 compared to $1.1 million for the first quarter of 2002.

Non-interest Income

Non-interest income was $4.5 million for the first quarter of 2003, which represented an increase of 4.0% compared to $4.3 million during the same quarter in 2002. The increase was mainly due to an increase in service charges on deposit accounts of $278,000. Other non-interest income increased by 23.5% or $275,000, which includes $242,000 increase in fee income in international trade finance.

Non-interest Expense

Non-interest expense increased by $1.2 million or 16% to $8.9 million in the first quarter of 2003 compared to $7.7 million in 2002. The increase during the first quarter 2003 was primarily attributable to increase in salaries and employee benefit of $461,000, and an increase in other non-interest expense of $648,000. The salaries and employee benefit was increased particularly due to additional staffing of new branch, salary adjustment, and increase of health insurance premium. Other non-interest expenses included increases in data processing fee of $105,000, consulting fees of $108,000, assessment and administration expenses of $113,000 and telephone expenses of $98,000,

Income Taxes

The provision for income taxes was $2.3 million, at an effective tax rate of 35% for the first quarter of 2003 compared to $2.6 million at an effective tax rate of 39% in 2002. The effective income tax rate for year 2003 reflects income tax benefits of a Real Estate Investment Trust, a special purpose subsidiary of the Bank, which provides income tax benefit and flexibility to raise additional capital in a tax efficient manner, and tax credits earned from qualified low-income housing investments.

Financial Position

Total assets were $1.6 billion at March 31, 2003, up 6.6% from December 31, 2002 of $1.5 billion, primarily reflecting the growth in commercial real estate loans and commercial loans. Our investment securities portfolio increased 35% to $377.5 million at March 31, 2003, up $97.9 million compared to $279.5 million at December 31, 2002.

At March 31, 2003, gross loans totaled $1.0 billion, an increase of $60.7 million or 6.2% from $986.4 million at December 31, 2002. The majority of the growth was in real estate loans, which grew by $40.6 million to $412.2 million at March 31, 2003 compared to $371.6 million at December 31, 2002, and in commercial loans, which increased by $19.4 million to $592.3 million at March 31, 2003 compared to $572.9 million at December 31, 2002. The increase in real estate loans and commercial loans was primarily due to new business.

The increase in total assets was fueled by increases in customer deposits of $56.2 million, up by 4.4%, to $1.3 billion. These increases were led by increases in other time deposit of $55.9 million, up by 21.5% to $315.8 million, and time deposit over $100,000 of $13.1 million, up by 4.0% to $336.6 million, through a special deposit campaign.

Asset Quality

At March 31, 2003, accruing loans 90 days past due or more were $2.0 million, increased by $1.4 million from $617,000 at December 31, 2002. This increase was mainly due to $1.3 million loan to low-income housing project, which should have been paid off through city’s subsidy fund. The management anticipated this matter will be resolved in the second quarter of 2003, since it related to a procedural delay.

Non-accrual loans were $7.4 million at March 31, 2003, increased by $1.5 million from $5.9 million at December 31, 2002. Increase was due to two real estate secured loans that were newly placed into non-accrual loan pool, and the Company provided specific reserve for these loans as of March 31, 2003.

Borrowings

Our borrowings mostly take the form of advances from the Federal Home Loan Bank of San Francisco (“FHLB”), and repurchase agreements. Advances from the FHLB were $34.8 million, and securities sold under agreements to repurchase were $34 million.

About Hanmi Financial Corporation

Headquartered in Los Angeles, Hanmi Bank, a wholly owned subsidiary of Hanmi Financial Corporation, is one of the leading banks providing services to the multi-ethnic communities of Southern California, with 14 full-service offices in Los Angeles, Orange, San Diego and Santa Clara counties. Hanmi Bank specializes in commercial, SBA, trade finance and consumer lending, and is a recognized community leader. The Bank’s mission is to provide varied quality products and premier services to its customers and to maximize shareholder value.

Forward-Looking Statements

This release may contain forward-looking statements, which are included in accordance with the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “could,” “expects,” “plans,” “intends,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” or “continue,” or the negative of such terms and other comparable terminology. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to differ from those expressed or implied by the forward-looking statement. These factors include the following: general economic and business conditions in those areas in which the Company operates; demographic changes; competition for loans and deposits; fluctuation in interest rates; risks of natural disasters related to the Company’s real estate portfolio; risks associated with SBA loans; changes in governmental regulation; credit quality; the availability of capital to fund the expansion of the Company’s business; and changes in securities markets.

Contact: Yong Ku Choe, CFO (213) 368-3200

               Kate Yi (Kim), Investor Relations (213) 639-1767

FINANCIAL HIGHLIGHTS
(Dollars in thousands, except per share data)	For the Quarter Ended
	March 31,		Change

CONDENSED INCOME STATEMENT	2003	2002	Amount	Percentage

Interest income	$17,458	$16,129	$1,329	8.2%
Interest expense	5,312	4,928	384	7.8%

Net interest income	12,146	11,201	945	8.4%
Provision for loan losses	1,180	1,050	130	12.4%

Net interest income after provision	10,966	10,151	815	8.0%
Service charge on deposit accounts	2,463	2,185	278	12.7%
Gain on sales of loans	444	400	44	11.0%
Gain on sale of investments	151	573	(422)	-73.6%
All other non-interest income	1,444	1,169	275	23.5%

Non interest income	4,502	4,327	175	4.0%
Salaries and employee benefits	4,683	4,222	461	10.9%
Expenses of premises and fixed assets	1,185	1,063	122	11.5%
Other non-interest expense	3,078	2,430	648	26.7%

Non-interest expense	8,946	7,715	1,231	16.0%

Income before income taxes	6,522	6,763	(241)	-3.6%
Income taxes	2,283	2,640	(357)	-13.5%

Net Income	$4,239	$4,123	116	2.8%

Basic EPS	$0.30	$0.30	0.00	0.6%
Diluted EPS	$0.30	$0.29	0.01	2.7%

	As of	As of	Change		As of
CONDENSED BALANCE SHEET	Mar. 31, 2003	Dec. 31, 2002	Amount	Percentage	Mar. 31, 2002

Assets
Cash and due from banks	$56,865	$67,772	$(10,907)	-16.1%	$63,950
Federal funds sold	3,000	55,000	(52,000)	-94.5%	39,800
Term federal funds sold	28,000	30,000	(2,000)		—
Investment securities	377,466	279,548	97,918	35.0%	210,306
Loans:
Loans, net of unearned income	1,047,153	986,408	60,745	6.2%	870,792
Allowance for loan and lease losses	(13,142)	(12,269)	(873)	7.1%	(9,870)

Net loans	1,034,011	974,139	59,872	6.1%	860,922
Other assets	80,491	49,839	30,652	61.5%	46,781

Total assets	$1,551,833	$1,456,298	$95,535	6.6%	$1,221,759

Liabilities and Stockholders’ equity
Non-interest bearing deposits	$402,345	$412,060	$(9,715)	-2.4%	$309,530
Interest bearing deposits	937,835	871,919	65,916	7.6%	783,169

Total deposits	$1,340,180	$1,283,979	56,201	4.4%	$1,092,699
Other liabilities	83,617	47,851	35,766	74.7%	21,126

Total Liabilities	1,423,797	1,331,830	91,967	6.9%	1,113,825
Shareholders’ equity	128,036	124,468	3,568	2.9%	107,934

Total Liabilities and equity	$1,551,833	$1,456,298	$95,535	6.6%	$1,221,759

	For the quarter ended,		Change

Average Balances;	Mar. 31, 2003	Mar. 31, 2002	Amount	Percentage

Average net loans	$990,680	$801,100	$189,580	23.7%
Average interest-earning assets	$1,394,728	$1,089,093	$305,635	28.1%
Average assets	$1,491,668	$1,183,976	$307,692	26.0%
Average interest-bearing deposits	$971,763	$772,003	$199,760	25.9%
Average deposits	$1,319,906	$1,059,364	$260,542	24.6%
Average equity	$125,176	$106,008	$19,168	18.1%

Selected Performance Ratio;	Mar. 31, 2003	Mar. 31, 2002

Return on average assets	1.14%	1.39%
Return on average equity	13.55%	15.56%
Net interest margin	3.48%	4.11%

	As of	As of
Allowance For Loan losses	Mar. 31, 2003	Mar. 31, 2002

Balance at the beginning of Year	$12,269	$10,064
Provision for loan losses	1,180	1,050
Charge-offs, net of recoveries	307	1,244

Balance at the end of quarter	$13,142	$9,870

Loan loss allowance /Gross loans	1.25%	1.00%
Loan loss allowance/Non-performing loans	139.42%	213.13%

Non-performing assets	Mar. 31, 2003	Dec. 31, 2002	Mar. 31, 2002

Accruing loans-90days past due	$2,045	$617	$364
Non accrual loans	7,381	5,858	4,267

Total Non performing loans	9,426	6,475	4,631

Total Non performing loans / Total loans	0.90%	0.66%	0.47%
Other real estate owned	—	—	—

Total Non performing assets	$9,426	$6,475	$4,631

Total Non performing assets / Total Assets	0.61%	0.44%	0.32%

			Change

Loan Portfolio	Mar. 31, 2003	Dec. 31, 2002	Amount	Percentage

Real estate loans	$412,155	$371,593	$40,562	10.9%
Commercial loans	592,322	572,910	19,412	3.4%
Consumer loans	45,497	44,416	1,081	2.4%

Total gross loans	1,049,974	988,919	61,055	6.2%
Unearned loan fees	(2,821)	(2,511)	(310)	12.4%
Allowance for loan losses	(13,142)	(12,269)	(873)	7.1%

Net loans	$1,034,011	$974,139	$59,872	6.1%

Loan Mix Real estate loans	39.25%	37.58%
Commercial loans	56.41%	57.93%
Consumer loans	4.33%	4.49%

Total gross loans	100.00%	100.00%

	As of	As of	Change
Deposit Portfolio	March 31, 2003	December 31, 2002	Amount	Percentage

Non-interest bearing	$402,345	$412,060	$(9,715)	-2.4%
Savings	100,372	98,121	2,251	2.3%
Time certificates of deposit $100,000 or more	336,608	323,544	13,064	4.0%
Other time deposits	315,849	259,940	55,909	21.5%
Money market checking	185,006	190,314	(5,308)	-2.8%

Total deposit	$1,340,180	$1,283,979	$56,201	4.4%

Deposit Mix Non-interest bearing	30.02%	32.09%
Savings	7.49%	7.64%
Time certificates of deposit $100,000 or more	25.12%	25.20%
Other time deposits	23.57%	20.24%
Money market checking	13.80%	14.82%

Total deposit	100.00%	100.00%